                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  SCHEDULE 13G

                             (AMENDMENT NO.      )
                                           -----


                             PREVIEW TRAVEL, INC.
         -------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 par value
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  74137R 10 1
                   -----------------------------------------
                                 (CUSIP Number)

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
      James J. Hornthal


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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF            196,250**

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             196,250**

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      196,250**

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      1.78%, based on 10,995,514 total shares outstanding as of January 12, 1998

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      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTION BEFORE FILLING OUT!


**Represents shares issuable upon exercise of options exercisable within 60 days of December 31, 1997.

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
      James J. Hornthal and Bethany S. Hornthal, Trustees of the Hornthal Living Trust dated 12/23/92

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            816,615

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             816,615

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      816,615

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.43%, based on 10,995,514 total shares outstanding as of January 12, 1998

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
      James J. Hornthal and Robert M. Harlick, as Trustees under Agreement Dated 12/24/91 for the Benefit of Joshua S. Hornthal

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            34,192

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             34,192

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      34,192

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.31%, based on 10,995,514 total shares outstanding as of January 12, 1998

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      James J. Hornthal and Robert M. Harlick, as Trustees under Agreement Dated 12/24/91 for the Benefit of Rebecca L. Hornthal

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            34,192

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             34,192

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      34,192

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.31%, based on 10,995,514 total shares outstanding as of January 12, 1998

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)  Name of Issuer.

           Preview Travel,Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices.

           747 Front Street
           San Francisco, CA  94111

Item 2(a)  Name of Person Filing.

           1.  James J. Hornthal
           2. James J. Hornthal and Bethany S. Hornthal, Trustees of the Hornthal Living Trust dated 12/23/92
           3. James J. Hornthal and Robert M. Harlick, as Trustees under Agreement Dated 12/24/91 for the Benefit of Joshua S. Hornthal
           4. James J. Hornthal and Robert M. Harlick, as Trustees under Agreement Dated 12/24/91 for the Benefit of Rebecca L. Hornthal

Item 2(b)  Address of Principal Business Office.

           c/o Preview Travel, Inc.
           747 Front Street
           San Francisco, CA  94111

Item 2(c)  Citizenship.

           United States

Item 2(d)  Title of Class of Securities.

           Common Stock, $.001 par value


Item 2(e)  CUSIP Number.


           74137R 10 1

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:



          (a)    __   Broker Dealer registered under Section 15 of the Act
          (b)    __   Bank as defined in Section 3(a)(6) of the Act
          (b)    __   Insurance Company as defined in Section 3(a)(19)
                      of the Act
          (c)    __   Investment Company registered under Section 8 of the
                      Investment Company Act
          (d)    __   Investment Adviser registered under Section 203 of
                      the Investment Advisers Act of 1940
          (e)    __   Employee Benefit Plan, Pension Fund which is subject
                      to the provisions of the Employee Retirement Income
                      Security Act of 1974 or Endowment Fund;
                      see (S)240.13d-1(b)(1)(ii)(F)
          (f)    __   Parent Holding Company, in accordance with
                      (S)240.13d-1(b)(ii)(G) (Note: See Item 7)
          (g)     X   Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)
                 --

Item 4.  Ownership

(a)  Amount Beneficially Owned

     1.  James J. Hornthal                             196,250 shares
     2.  James J. Hornthal and Bethany S. Hornthal,
          Trustees of the Hornthal Living Trust
          dated 12/23/92                               816,615 shares
     3.  James J. Hornthal and Robert M. Harlick,
          as Trustees under Agreement Dated 12/24/91
          for the Benefit of Joshua S. Hornthal         34,192 shares
     4.  James J. Hornthal and Robert M. Harlick,
          as Trustees under Agreement Dated 12/24/91
          for the Benefit of Rebecca L. Hornthal        34,192 shares

     Total                                           1,081,249 shares

(b)  Percent of Class*

     1.  James J. Hornthal                                   1.78%
     2.  James J. Hornthal and Bethany S. Hornthal,
          Trustees of the Hornthal Living Trust
          dated 12/23/92                                     7.43%
     3.  James J. Hornthal and Robert M. Harlick,
          as Trustees under Agreement Dated 12/24/91
          for the Benefit of Joshua S. Hornthal              0.31%
     4.  James J. Hornthal and Robert M. Harlick,
          as Trustees under Agreement Dated 12/24/91
          for the Benefit of Rebecca L. Hornthal             0.31%

     Total                                                   9.83%

     (*based on 10,995,514 total shares outstanding as of January 12, 1998)

(c)  Number of shares as to which such person has:

     (i) sole power to vote or to direct the vote

     1.  James J. Hornthal                               196,250 shares
     2.  James J. Hornthal and Bethany S. Hornthal,
          Trustees of the Hornthal Living Trust
          dated 12/23/92                                 816,615 shares
     3.  James J. Hornthal and Robert M. Harlick,
          as Trustees under Agreement Dated 12/24/91
          for the Benefit of Joshua S. Hornthal           34,192 shares
     4.  James J. Hornthal and Robert M. Harlick,
          as Trustees under Agreement Dated 12/24/91
          for the Benefit of Rebecca L. Hornthal          34,192 shares

     Total                                             1,081,249 shares

     (ii) shared power to vote or to direct vote

          N/A

     (iii)  sole power to dispose or to direct disposition of

     1.  James J. Hornthal                              196,250 shares
     2.  James J. Hornthal and Bethany S. Hornthal,
          Trustees of the Hornthal Living Trust
          dated 12/23/92                                816,615 shares
     3.  James J. Hornthal and Robert M. Harlick,
          as Trustees under Agreement Dated 12/24/91
          for the Benefit of Joshua S. Hornthal          34,192 shares
     4.  James J. Hornthal and Robert M. Harlick,
          as Trustees under Agreement Dated 12/24/91
          for the Benefit of Rebecca L. Hornthal         34,192 shares

     Total                                            1,081,249 shares

     (iv) shared power to dispose or to direct disposition of

          N/A

Item  5. Ownership of Five Percent or Less of a Class.

          N/A


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company.

          N/A

Item 8.  Identification and Classification of Members of the Group.

          N/A

Item 9.  Notice of Dissolution of the Group.

          N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transactions having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and believe, I certify that the information set forth in this statement is true, complete and correct.


                                February 3, 1998
                                ----------------
                                Date



                                /s/ JAMES J. HORNTHAL
                                ------------------------------
                                Signature

                                James J. Hornthal,
                                individually and
                                as Trustee of the Hornthal Living Trust
                                dated 12/23/92,
                                as Trustee under Agreement Dated 12/24/91 for the Benefit of Joshua S. Hornthal, and as Trustee under Agreement Dated 12/24/91 for the Benefit of Rebecca L. Hornthal

                                Type Name and Title